UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2005

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ		08691
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01               Entry into a Material Definitive Agreement.

On August 8, 2005, the Board of Directors of American Bank Note Holographics, Inc. (the “Company”) adopted, subject to stockholder approval at the Company’s Annual Meeting of Stockholders, the Company’s 2005 Stock Incentive Plan (the “Plan”).  The Company’s stockholders approved the Plan at the Annual Meeting of Stockholders held on September 22, 2005.

The Plan provides the Company with the flexibility to grant stock options and other forms of equity-based compensation to continue to attract and retain executives, other key employees, non-employee directors and other service provides of high quality and to implement equity compensation plans that will be cost efficient under new accounting standards once implemented.  Under the Plan, in addition to stock options, a broad range of awards may be granted, including, stock appreciation rights, restricted stock, deferred stock, other awards based on shares of common stock and performance awards.  A total of 1,600,000 shares of common stock are authorized for issuance under the Plan.  A copy of the Plan was filed as Appendix A to the Company’s Proxy Statement for its 2005 Annual Meeting of Stockholders.

On September 22, 2005, the Company’s Compensation Committee of the Board of Directors granted options to purchase an aggregate of 65,000 shares of the Company’s common stock at an exercise price of $5.65 per share to certain employees of the Company, including the grant of an option to purchase 20,000 shares of the Company’s common stock to Mark Bonney, the Company’s Executive Vice President and Chief Financial Officer.

Copies of the form of stock option agreement and form of restricted stock agreement for the Plan are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits.

10.1                           American Bank Note Holgraphics, Inc. 2005 Stock Incentive Plan Form of Stock Option Agreement.

10.2                           American Bank Note Holgraphics, Inc. 2005 Stock Incentive Plan Form of Restricted Stock Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: September 28, 2005	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer